UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 1, 2006

Allied Capital Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	0-22832	52-1081052
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1919 Pennsylvania Avenue, N.W., Washington, District of Columbia		20006
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	202 721-6100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Form 8-K is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 1, 2006, Allied Capital Corporation (the "Company") issued $50 million of seven-year, unsecured notes in a private placement with a fixed interest rate of 6.75%. This debt matures on May 1, 2013. Interest on the notes will be due semiannually on May 1 and November 1, commencing on November 1, 2006. The Company may prepay the notes, in whole or in part, at any time at a price equal to 100% of the principal amount being prepaid, plus accrued and unpaid interest and a "make-whole" prepayment premium.

The proceeds from the issuance of the notes were used to repay $25 million of existing 7.49% unsecured long-term notes that matured on May 1, 2006, as well as to fund new portfolio investments and for general corporate purposes.

The note agreement contains customary events of defaults (with grace periods where customary), including, among other things, failure to pay any principal or interest when due, failure to pay material indebtedness or another default thereunder and failure to comply with certain customary financial and operating covenants. In the event that the Company defaults under certain provisions of the note agreement, it will be prohibited from paying cash distributions to its stockholders.

The foregoing description of the note agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the note agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits

Exhibit No. Description
10.1 Note Agreement dated May 1, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Capital Corporation

May 1, 2006	By:	Penni F. Roll

Name: Penni F. Roll
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Note Agreement dated May 1, 2006.